Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

LATAM Airlines Group S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	common shares, no par value per share represented by American Depositary Shares	457(o)	—	—	$4,804,553,338.27	0.0000927	$445,382.09
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$4,804,553,338.27		$445,382.09
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$445,382.09

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities registered hereunder.